Exhibit 4.1

DESCRIPTION OF REGISTRANT’S SECURITIES
REGISTERED PURSUANT TO SECTION 12 OF THE
SECURITIES EXCHANGE ACT OF 1934

The following is a brief description of the Class A common stock, par value $0.01 per shares (the “Class A common stock”) of Summit Materials, Inc. (the “Company”) which is the only security of the Company registered pursuant to Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The following also contains a description of the Class B common stock, par value $0.01 per share (the “Class B common stock”) of the Company, which is not registered pursuant to Section 12 of the Exchange Act. Summit Materials, LLC does not have any class of securities registered pursuant to Section 12 of the Exchange Act. References herein to “Summit Inc.,” “Company,” “we,” “us,” “our” and “our company” herein refer to Summit Materials, Inc. and not to any of its subsidiaries.

The following description does not purport to be complete. It is subject to and qualified in its entirety by reference to our restated certificate of incorporation (our “certificate of incorporation”), our third amended and restated by-laws (our “bylaws”) and the certificate of designation of our Series A Non-Convertible Preferred Stock (our “certificate of designations”), each of which is incorporated by reference as an exhibit to the Annual Report on Form 10-K of which this Exhibit is a part. We encourage you to read our certificate of incorporation, our bylaws, our certificate of designation and the applicable provisions of the Delaware General Corporation Law (the “DGCL”) for additional information.

Authorized Capital Shares

        Our authorized capital stock consists of 1,000,000,000 shares of Class A common stock, par value $0.01 per share, 250,000,000 shares of Class B common stock, par value $0.01 per share and 250,000,000 shares of preferred stock, par value $0.01 per share. Unless our board of directors determines otherwise, we will issue all shares of our capital stock in uncertificated form.

Common Stock

Class A Common Stock

        Holders of shares of our Class A common stock are entitled to one vote for each share held of record on all matters on which stockholders are entitled to vote generally, including the election or removal of directors elected by our stockholders generally. The holders of our Class A common stock do not have cumulative voting rights in the election of directors.

        Holders of shares of our Class A common stock are entitled to receive dividends when, as and if declared by our board of directors out of funds legally available therefor, subject to any statutory or contractual restrictions on the payment of dividends and to any restrictions on the payment of dividends imposed by the terms of any outstanding preferred stock.

        Upon our liquidation, dissolution or winding up and after payment in full of all amounts required to be paid to creditors and to the holders of preferred stock having liquidation preferences, if any, the holders of shares of our Class A common stock are entitled to receive pro rata our remaining assets available for distribution.

        The Class A common stock is not subject to further calls or assessments by us. Holders of shares of our Class A common stock do not have preemptive, subscription, redemption or conversion rights. There are no redemption or sinking fund provisions applicable to the Class A common stock. The rights, powers, preferences and privileges of our Class A common stock are subject to those of the holders of any shares of our preferred stock or any other series or class of stock we may authorize and issue in the future.

Class B Common Stock

        The Class B common stock entitles each holder of Class B common stock, without regard to the number of shares of Class B common stock held by such holder, to a number of votes that is equal to the number of limited partnership units of Summit Materials Holdings L.P. (“LP Units”) held by such holder. If at any time the ratio at which LP Units are exchangeable for shares of our Class A common stock changes from one-for-one, for example, as a result of a conversion rate adjustment for stock splits, stock dividends or reclassifications, the number of votes to which Class B common stockholders are entitled will be adjusted accordingly. The holders of our Class B common stock do not have cumulative voting rights in the election of directors.

        Holders of shares of our Class B common stock vote together with holders of our Class A common stock as a single class on all matters on which stockholders are entitled to vote generally, except as otherwise required by law.

        Holders of our Class B common stock do not have any right to receive dividends or to receive a distribution upon a liquidation, dissolution or winding up of Summit Inc.

        Any holder of Class B common stock that does not also hold LP Units is required to surrender any such shares of Class B common stock (including fractions thereof) to Summit Inc.

Preferred Stock

        Our certificate of incorporation authorizes our board of directors to establish one or more series of preferred stock (including convertible preferred stock). Unless required by law or by any stock exchange, and subject to the terms of our certificate of incorporation, the authorized shares of preferred stock will be available for issuance without further action by the holders of our Class A or Class B common stock. Our board of directors is authorized to determine, with respect to any series of preferred stock, the powers (including voting powers), preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions thereof.

We could issue a series of preferred stock that could, depending on the terms of the series, impede or discourage an acquisition attempt or other transaction that some, or a majority, of the holders of our common stock might believe to be in their best interests or in which the holders of our common stock might receive a premium over the market price of the shares of our common stock. Additionally, the issuance of preferred stock may adversely affect the rights of holders of our common stock by restricting dividends on the common stock, diluting the voting power of the common stock or subordinating the rights of the common stock to distributions to the holders of preferred stock upon a liquidation, dissolution or winding up or other event. As a result of these or other factors, the issuance of preferred stock could have an adverse impact on the market price of our Class A common stock.

On January 12, 2024, the Company issued one share of Series A Non-Convertible Preferred Stock, par value $0.01 per share (the “Preferred Share”), to Cementos Argos S.A., in connection with the closing of the transactions contemplated by the Transaction Agreement, dated as of September 7, 2023 (the “Transaction Agreement”), by and among the Company, Argos North America Corp., a Delaware corporation (“Argos USA”), Cementos Argos S.A., a sociedad anónima incorporated in the Republic of Colombia (“Cementos Argos”), Argos SEM, LLC, a Delaware limited liability company (“Argos SEM”), and Valle Cement Investments, Inc., a sociedad anónima incorporated in the Republic of Panama (“Valle Cement” and, together with Argos SEM, the “Argos Parties”), pursuant to which, upon the terms and subject to the conditions set forth therein, the Company acquired all of the outstanding equity interests of Argos USA from the Argos Parties (the “Transaction”).

The Company filed the Certificate of Designation relating to the Preferred Share with the Secretary of State of the State of Delaware on January 12, 2024 (the “certificate of designation”). The certificate of designation includes, among other rights, privileges and restrictions, that the Preferred Share:

•will be issued to, and at all times held solely by, Cementos Argos and will not in any event be Transferable (as defined in the Stockholder Agreement, by and among the Company, Cementos Argos, Argos SEM, Valle Cement and, solely for the purpose of specified sections of the Stockholder Agreement, Grupo Argos S.A., a sociedad anónima incorporated in the Republic of Colombia, entered into that certain Stockholder Agreement, dated as of January 12, 2024 (the “Stockholder Agreement”), without giving effect to clause (iii) in the definition thereof) without the prior written consent of our board of directors;

•will entitle the holder of the Preferred Share to no economic rights whatsoever (and no dividends or other distributions will be declared or paid on the Preferred Share);

•is not convertible into or exchangeable for any Class A common stock or Class B common stock or other security of the Company;

•will not entitle the holder of the Preferred Share to vote on any matter; provided that: (x) solely during a Preferred Voting Window (as defined in the Stockholder Agreement), and subject in all respects to the terms, conditions, obligations and limitations set forth in the Stockholder Agreement, the Preferred Share will entitle the holder thereof to vote together with the holders of Class A common stock and Class B common stock as a single class, on any matter for which the holders of Class A common stock and Class B common stock are generally entitled to vote, and (y) on such matters referred to in the foregoing clause (x), the voting power of the Preferred Share will represent the minimum number of votes as would allow the holder thereof to have a voting interest in the Company of 25.01% (with the Preferred Share voting together as a single class with Class A common stock and Class B common stock) in respect of any matter that is the subject of approval by the holders of Class A common stock and Class B common stock generally; and

•will be immediately and automatically cancelled, without consideration and with no further action on the part of any person, upon the earliest to occur of (i) certain change of control transactions of the Company, (ii) such time as Investor Anchor (as defined in the Stockholder Agreement) has a voting interest in the Company equal to or less than 25% and the 90 day trading period has expired following any (A) issuance of voting securities by the Company that results in a reduction of Investor Anchor’s voting interest or (B) sale, disposition or transfer by Investor Anchor of Class A common stock which would result in a reduction of Investor Anchor’s beneficial ownership of Class A common stock, or (iii) such Preferred Share is held by any person other than Cementos Argos, in the case of (i) or (iii) of the foregoing, without the prior written consent of the board of directors of the Company.

Dividends

        The DGCL permits the directors, subject to any restriction in the certificate of incorporation, to declare and pay dividends out of the corporation’s “surplus” or, if there is no “surplus,” out of its net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year. “Surplus” is defined as the excess of the net assets of the corporation over the amount determined to be the capital of the corporation. The capital of the corporation is typically an amount equal to (and cannot be less than) the aggregate par value of all issued shares of capital stock. Net assets is calculated to be the amount by which the fair value of the total assets of the corporation exceeds its total liabilities, and capital and surplus are not liabilities for such purpose. The DGCL also provides that dividends may not be paid out of net profits if, after the payment of the dividend, the remaining capital would be less than the capital represented by the outstanding stock of all classes having a preference upon the distribution of assets. Declaration and payment of any dividend will be subject to the discretion of our board of directors.

Annual Stockholder Meetings

        Our bylaws provide that annual stockholder meetings will be held at a date, time and place, if any, as exclusively selected by our board of directors. To the extent permitted under applicable law, we may conduct meetings by remote communications, including by webcast.

Anti-Takeover Effects of Our Certificate of Incorporation and Bylaws and Certain Provisions of Delaware Law

        Our certificate of incorporation, bylaws and the DGCL contain provisions, which are summarized in the following paragraphs, that are intended to enhance the likelihood of continuity and stability in the composition of our board of directors. These provisions are intended to avoid costly takeover battles, reduce our vulnerability to a hostile or abusive change of control and enhance the ability of our board of directors to maximize stockholder value in connection with any unsolicited offer to acquire us. However, these provisions may have an anti-takeover effect and may delay, deter or prevent a merger or acquisition of the Company by means of a tender offer, a proxy contest or other takeover attempt that a stockholder might consider in its best interest, including those attempts that might result in a premium over the prevailing market price for the shares of Class A common stock held by stockholders.

Authorized but Unissued Capital Stock

        Delaware law does not require stockholder approval for any issuance of shares that are authorized and available for issuance. However, the listing requirements of the New York Stock Exchange (the “NYSE”), which would apply so long as our Class A common stock remains listed on the NYSE, require stockholder approval of certain issuances equal to or exceeding 20% of the then outstanding voting power of our capital stock or then outstanding number of shares of Class A common stock. These additional shares may be used for a variety of corporate purposes, including future public offerings, to raise additional capital or to facilitate acquisitions.

        Our board of directors may generally issue shares of one or more series of preferred stock on terms calculated to discourage, delay or prevent a change of control of our company or the removal of our management. Moreover, our authorized but unissued shares of preferred stock will be available for future issuances in one or more series without stockholder approval and could be utilized for a variety of corporate purposes, including future offerings to raise additional capital, to facilitate acquisitions and employee benefit plans.

        One of the effects of the existence of authorized and unissued and unreserved Class A common stock or preferred stock may be to enable our board of directors to issue shares to persons friendly to current management, which issuance could render more difficult or discourage an attempt to obtain control of our company by means of a merger, tender offer, proxy contest or otherwise, and thereby protect the continuity of our management and possibly deprive our stockholders of opportunities to sell their shares of Class A common stock at prices higher than prevailing market prices.

Director Elections

        Our certificate of incorporation provides that our board of directors is currently divided into three classes of directors, with the classes to be as nearly equal in number as possible, and with the directors serving three-year terms. At our 2021 annual meeting of stockholders, our stockholders approved an amendment to our certificate of incorporation to remove the three separate classes of directors. Commencing with our 2022 annual meeting of stockholders, directors for each class have been or will be elected at the annual meeting of stockholders held in the year in which the term for that class expires, and thereafter each director will serve for a term of one year and until his or her successor is duly elected and qualified, or until his or her earlier resignation or removal. As a result, the directors designated as Class I or Class II directors have terms expiring at our 2023 annual meeting of stockholders and the directors designated as Class III directors have terms expiring at our 2024 annual meeting of stockholders. Consequently, by 2024, all of our directors will stand for election each year for one-year terms, and our board of directors will thereafter no longer be divided into three classes.

Before the board of directors is declassified, it would take at least two elections of directors for any individual or group to gain control of our board of directors. Accordingly, while our classified board of directors is in effect , these provisions make it more difficult for stockholders to change the composition of our board of directors. Because our board of directors has the power to retain and discharge our officers, these provisions could also make it more difficult for existing stockholders or another party to effect a change in management. These provisions may also have the effect of deterring hostile takeovers or delaying or preventing changes in control of us or our management, such as a merger, reorganization or tender offer.

Our certificate of incorporation and bylaws provide that, subject to any rights of holders of preferred stock to elect additional directors under specified circumstances, the number of directors will be fixed from time to time exclusively pursuant to a resolution adopted by the board of directors with a maximum of 15 directors.

Business Combinations

As a Delaware corporation, we are subject to Section 203 of the DGCL, an anti-takeover statute. In general, Section 203 of the DGCL prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years following the time the person became an interested stockholder, unless the business combination or the acquisition of shares that resulted in a stockholder becoming an interested stockholder is approved in a prescribed manner. Generally, a “business combination” includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. Generally, an “interested stockholder” is a person who, together with affiliates and associates, owns (or within three years prior to the determination of interested stockholder status did own) 15% or more of a corporation’s voting stock. The existence of this provision would be expected to have an anti-takeover effect with respect to transactions not approved in advance by our board of directors, including discouraging attempts that might result in a premium over the market price for the shares of common stock held by our stockholders.

Removal of Directors; Vacancies and Newly Created Directorships

        Our certificate of incorporation provides that (i) any director elected for a term of more than one year may only be removed from office for cause, consistent with the DGCL requirements for classified boards; and (ii) any director elected for a one-year term or after our board of directors has been fully declassified, may be removed with or without cause. Removal requires the affirmative vote of holders of at least a majority in voting power of all then outstanding shares of stock entitled to vote thereon, voting together as a single class. In addition, our certificate of incorporation also provides that, subject to the rights granted to one or more series of preferred stock then outstanding, any vacancies on our board of directors will be filled only by the affirmative vote of a majority of the directors then in office, even if less than a quorum, by a sole remaining director or by the stockholders, and any newly-created directorship on the board of directors that results from an increase in the number of directors and any vacancy occurring in the board of directors may only be filled by a majority of the directors then in office, although less than a quorum, or by a sole remaining director (and not by the stockholders).

No Cumulative Voting

        Under Delaware law, the right to vote cumulatively does not exist unless the certificate of incorporation specifically authorizes cumulative voting. Our certificate of incorporation does not authorize cumulative voting. Therefore, stockholders holding a majority in voting power of the shares of our stock entitled to vote generally in the election of directors will be able to elect all of our directors.

Special Stockholder Meetings

        Our certificate of incorporation provides that special meetings of our stockholders may be called at any time by or at the direction of the board of directors or the chairman of the board of directors. Our bylaws prohibit the conduct of any business at a special meeting other than as specified in the notice for such meeting. These provisions may have the effect of deterring, delaying or discouraging hostile takeovers, or changes in control or management of the Company.

Director Nominations and Stockholder Proposals

        Our bylaws establish advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of the board of directors or a committee of the board of directors. In order for any matter to be “properly brought” before a meeting, a stockholder will have to comply with advance notice requirements and provide us with certain information. Generally, to be timely, a stockholder’s notice must be received at our principal executive offices not less than 90 days nor more than 120 days prior to the first anniversary date of the immediately preceding annual meeting of stockholders. Our bylaws also specify requirements as to the form and content of a stockholder’s notice. Our bylaws allow the chairman of the meeting at a meeting of the stockholders to adopt rules and regulations for the conduct of meetings which may have the effect of precluding the conduct of certain business at a meeting if the rules and regulations are not followed. These provisions may also defer, delay or discourage a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to influence or obtain control of the Company.

Stockholder Action by Written Consent

        Our certificate of incorporation precludes stockholder action by written consent; provided, however, that any action required or permitted to be taken by the holders of preferred stock, voting separately as a series or separately as a class with one or more other such series, may be taken without a meeting, without prior notice and without a vote, to the extent expressly so provided by the applicable certificate of designation relating to such series of preferred stock.

Other Voting Provisions

        Our certificate of incorporation and bylaws provide that the board of directors is expressly authorized to make, alter, amend, change, add to, rescind or repeal, in whole or in part, our bylaws without a stockholder vote in any matter not inconsistent with the laws of the State of Delaware or our certificate of incorporation. Any amendment, alteration, rescission or repeal of our bylaws by our stockholders requires the affirmative vote of the holders of at a majority in voting power of all the then outstanding shares of our stock entitled to vote thereon, voting together as a single class.

        The DGCL provides generally that the affirmative vote of a majority of the outstanding shares entitled to vote thereon, voting together as a single class, is required to amend a corporation’s certificate of incorporation, unless a different or minimum vote is required by our certificate of incorporation, our bylaws, the rules or regulations of any stock exchange applicable to the Company, or any law or regulation applicable to the Company or its securities, in which case such different or minimum vote shall be the applicable vote on the matter.

Dissenters’ Rights of Appraisal and Payment

        Under the DGCL, with certain exceptions, our stockholders will have appraisal rights in connection with a merger or consolidation in which we are a constituent entity. Pursuant to the DGCL, stockholders who properly request and perfect appraisal rights in connection with such merger or consolidation will have the right to receive payment of the fair value of their shares as determined by the Delaware Court of Chancery.

Stockholders’ Derivative Actions

        Under the DGCL, any of our stockholders may bring an action in our name to procure a judgment in our favor, also known as a derivative action, provided that the stockholder bringing the action is a holder of our shares at the time of the transaction to which the action relates or such stockholder’s stock thereafter devolved by operation of law. To bring such an action, the stockholder must otherwise company with Delaware law regarding derivative actions.

Exclusive Forum

        Our certificate of incorporation provides that unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall, to the fullest extent permitted by law, be the sole and exclusive forum for any (i) derivative action or proceeding brought on behalf of our company, (ii) action asserting a claim of breach of a fiduciary duty owed by any current or former director, officer, employee or stockholder of our company to our company or our company’s stockholders, (iii) action asserting a claim against our company or any current or former director, officer, employee or stockholder of our company arising pursuant to any provision of the DGCL or our certificate of incorporation or our bylaws, or (iv) action asserting a claim against our company governed by the internal affairs doctrine or the law of the State of Delaware. Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of our company shall be deemed to have notice of and consented to the forum provisions in our certificate of incorporation. However, it is possible that a court could find our forum selection provision to be inapplicable or unenforceable.

Further, our certificate of incorporation provides that unless we consent in writing to the selection of an alternative forum, to the fullest extent permitted by law, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the federal securities laws of the United States of America.

Conflicts of Interest

Delaware law permits corporations to adopt provisions renouncing any interest or expectancy in certain opportunities that are presented to the corporation or its officers, directors or stockholders. Our certificate of incorporation, to the maximum extent permitted from time to time by Delaware law, renounces any interest or expectancy that we have in, or right to be offered an opportunity to participate in, specified business opportunities that are from time to time presented to our officers, directors or stockholders or their respective affiliates, other than those officers, directors, stockholders or affiliates who are our or our subsidiaries’ employees. Our certificate of incorporation provides that, to the fullest extent permitted by law, no director who is not employed by us (including any non-employee director who serves as one of our officers in both his director and officer capacities) or his or her affiliates will have any duty to refrain from (i) engaging in a corporate opportunity in the same or similar lines of business in which we or our affiliates now engage or propose to engage or (ii) otherwise competing with us or our affiliates. In addition, to the fullest extent permitted by law, in the event that any non-employee director acquires knowledge of a potential transaction or other business opportunity which may be a corporate opportunity for itself or himself or its or his affiliates or for us or our affiliates, such person will have no duty to communicate or offer such transaction or business opportunity to us or any of our affiliates and they may take any such opportunity for themselves or offer it to another person or entity. Our certificate of incorporation does not renounce our interest in any business opportunity that is expressly offered to a non-employee director solely in his or her capacity as a director or officer of the Company. To the fullest extent permitted by law, no business opportunity will be deemed to be a potential corporate opportunity for us unless we would be permitted to undertake the opportunity under our certificate of incorporation, we have sufficient financial resources to undertake the opportunity and the opportunity would be in line with our business.

Limitations on Liability and Indemnification of Officers and Directors

        The DGCL authorizes corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breaches of directors’ fiduciary duties, subject to certain exceptions. Our certificate of incorporation includes a provision that eliminates the personal liability of directors for monetary damages to the corporation or its stockholders for any breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL. The effect of these provisions is to eliminate the rights of us and our stockholders, whether directly or through a suit brought derivatively on our behalf, to recover monetary damages from a director for breach of fiduciary duty as a director, including breaches resulting from grossly negligent behavior. However, exculpation does not apply to any director if the director has breached such director’s duty of loyalty, acted in bad faith, knowingly or intentionally violated the law, authorized dividends or stock redemptions or repurchases paid or made in violation of the DGCL, or for any transaction from which the director derived an improper personal benefit.

        Our bylaws generally provide that we must indemnify and advance expenses to our directors and officers to the fullest extent authorized by the DGCL. We also are expressly authorized to carry directors’ and officers’ liability insurance providing indemnification for our directors, officers and certain employees for some liabilities. We believe that these indemnification and advancement provisions and insurance are useful to attract and retain qualified directors and executive officers.

        The limitation of liability, indemnification and advancement provisions in our certificate of incorporation and bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our stockholders. In addition, your investment may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.

Transfer Agent and Registrar

        The transfer agent and registrar for shares of our Class A common stock is Broadridge Corporate Issuer Solutions, Inc.

Listing

        Our Class A common stock is listed on the NYSE under the symbol “SUM.”